SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 26, 2006

PHILLIPS-VAN HEUSEN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-07572	13-1166910
(Commission File Number)	(IRS Employer Identification Number)

200 Madison Avenue, New York, New York 10016
(Address of Principal Executive Offices)

Registrant’s telephone number (212)-381-3500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5.04

Temporary Suspension of Trading under Registrant's Employee Benefit Plans.

On September 26, 2006, Phillips-Van Heusen Corporation (“PVH”) notified its employees by letter that, as a result of a change in the recordkeeper for the Phillips-Van Heusen Corporation Associates Investment Plans (the “Plan”), there will be a blackout period that will begin on October 31, 2006 at 4:00 P.M. Eastern Time and is expected to end the week of November 5, 2006 (the “Blackout Period”).  During the Blackout Period, participants in the Plan will be temporarily unable to access their individual accounts under the Plan, including being able to direct or diversify their investment of existing account balances or future contributions made to their individual accounts, changing their contribution rate, obtaining a loan under the Plan, or obtaining a withdrawal or other distribution from the Plan.

As a result of the Blackout Period, on September 26, 2006, PVH sent a notice (the “BTR Notice”) to its directors and executive officers informing them that during the Blackout Period the directors and executive officers will be prohibited from, directly or indirectly, purchasing, selling, or otherwise acquiring or transferring any equity or derivative security of PVH acquired in connection with their services as a director or employment as an executive officer.  PVH provided the BTR Notice to its directors and executive officers pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and Rule 104 of the Securities and Exchange Commission’s Regulation BTR.  A copy of the BTR Notice is attached as Exhibit 99.1 and is incorporated herein by reference.

A participant in the Plan, a stockholder of PVH or other interested persons may obtain, without charge, information regarding the Blackout Period, including the actual ending date of the Blackout Period, by contacting Mary Kazan, Human Resources-Employee Benefits, Phillips-Van Heusen Corporation, 1001 Frontier Road, Bridgewater, New Jersey 08807, at telephone number 908-685-0050, during the Blackout Period and for a period of two years after the ending of the Blackout Period.

Item 9.01 Financial Statements and Exhibits

Exhibit Number

Exhibit Title or Description

1.1

Notice of Blackout Period to Executive Officers and Directors of Phillips-

Van Heusen Corporation dated September 26, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS-VAN HEUSEN CORPORATION

By:	/s/ Mark D. Fischer
Mark D. Fischer, Vice President

Date:   September 26, 2006